Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

AmericanWest Bancorporation

We consent to incorporation by reference in the Registration Statement numbers 333-132811, 333-101040, 333-95989, 333-72834, 333-65628, 333-65630, and 333-58511, on Forms S-8 of AmericanWest Bancorporation of our report dated March 31, 2009, relating to the consolidated statements of financial condition of AmericanWest Bancorporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for the three years ended December 31, 2008, which report is included in this annual report on Form 10-K of AmericanWest Bancorporation for the year ended December 31, 2008.

/s/ Moss Adams LLP

Spokane, Washington

March 31, 2009